Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES
AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF, OF
SUCH PREFERRED STOCK OF NATIONAL HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, National HealthCare Corporation, a Delaware corporation (the “Company”), does hereby certify that the Board of Directors of the Company (the “Board of Directors”) duly adopted the following resolution and that such resolution has not been modified and is in full force and effect:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), a series of preferred stock of the Company is hereby created and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations (this “Certificate”):

SECTION 1.  Number; Designation; Registered Form.

(a)  The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”) and shall have a par value of $0.01 per share.  The number of shares constituting the Preferred Stock shall be 10,869,418.  Certificates for shares of Preferred Stock shall be issuable only in registered form.  The Preferred Stock is being issued as part of the consideration in the merger (the “Merger”) of National Health Realty, Inc. with and into an indirect wholly owned subsidiary of the Company.

(b)  All shares of Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series, and may thereafter be reissued.

(c)  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 10 below.

SECTION 2.  Ranking.  The Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding-up or dissolution:

(a)  junior to Senior Stock;

(b)  on a parity with Parity Stock; and

(c)  senior to Junior Stock.

SECTION 3.  Dividends.

(a)  The holders of shares of Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors, or any duly authorized committee thereof, dividends at the rate of US$0.80  per annum per share of Preferred Stock, to be payable in cash out of funds legally available therefor on each Dividend Payment Date, as set forth below.  Declared dividends will be payable on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), beginning on the first such date to occur after the Issue Date.  If any of those dates is not a Business Day, then such dividends will be payable on the next succeeding Business Day.  The dividends payable on any Dividend Payment Date will accrue from the last Dividend Payment Date or, prior to the first Dividend Payment Date, the Issue Date.  Declared dividends will be payable to holders of record as they appear in the Company’s stock records at the close of business on the date which is 30 days prior to the Dividend Payment Date; provided, that if any such date is not a Business Day, then to the holders of record on the next succeeding Business Day (each, a “Dividend Payment Record Date”).  Dividends payable on the shares of Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)  Dividends on the Convertible Preferred Stock are cumulative.  If the Board of Directors or any authorized committee thereof fails to declare a dividend to be payable on a Dividend Payment Date, the dividend will accumulate on that Dividend Payment Date until declared and paid or will be forfeited upon conversion, except under the circumstances described in Section 7(c) and 7(f).

(c)  The Company shall not be obligated to pay holders of Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment.  If the Board of Directors or an authorized committee thereof does not declare a dividend for any Dividend Payment Date, the Board of Directors or an authorized committee thereof may declare and pay the dividend on any subsequent date, whether or not a Dividend Payment Date.  The persons entitled to receive the dividend in such case will be holders of Preferred Stock as they appear on the stock register on a date selected by the Board of Directors or an authorized committee thereof.  That date must not (a) precede the date the Board of Directors or an authorized committee thereof declares the dividend payable or (b) be more than 60 days prior to that Dividend Payment Date.

SECTION 4.  Liquidation Preference.

(a)  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution of an amount equal to the Liquidation Preference of the shares held by such holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any Junior Stock, including Common Stock.  After payment in full of the Liquidation Preference and an amount equal to all accrued and unpaid and accumulated dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Company.  If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and an amount equal to all accrued and unpaid and accumulated dividends, if any, to which each such holder is entitled.

(b)  Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

SECTION 5.  Optional Redemption.

(a)  The Company may not redeem any shares of Preferred Stock at any time before the fifth anniversary of the Issue Date.  Subject to Section 5(b) below, at any time or from time to time thereafter, the Company will have the option to redeem all or any outstanding shares of Preferred Stock, out of funds legally available for such payment, upon not less than 30 nor more than 60 days’ prior notice (the “Redemption Notice”), in cash at a redemption price of $15.75 per share of Preferred Stock, plus an amount in cash equal to all accrued and unpaid or accumulated dividends from, and including, the immediately preceding Dividend Payment Date to, but excluding, the redemption date.

In the event of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that the Company may redeem all shares of Preferred Stock held by any holder of fewer than 100 shares (or all shares of Preferred Stock owned by any holder who would hold fewer than 100 shares as a result of such redemption), as determined by the Board of Directors or a duly authorized committee thereof.

(b)  Notwithstanding Section 5(a) above, the Company may not redeem all or any outstanding shares of Preferred Stock on or after the fifth anniversary of the Issue Date and prior to the eighth anniversary of the Issue Date, unless the average Sale Price of the Common Stock for the 20 Trading Days ending on the Trading Day prior to the date the Company gives notice of such redemption pursuant to this Section 5 equals or exceeds the Conversion Price in effect on such Trading Day.  For the avoidance of doubt, this Section 5(b) shall not apply to any Company redemption of outstanding shares of Preferred Stock on or after the eighth anniversary of the Issue Date.

(c)  In the case of any redemption pursuant to Section 5(a):

(i)  Payment of the redemption price for Preferred Stock is conditioned upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar at any time after delivery of the Redemption Notice.  Payment of the redemption price for the Preferred Stock will be made promptly following the later of the redemption date and book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar.

(ii)  If DTC and the Registrar hold for such purpose money sufficient to pay the redemption price of Preferred Stock on the redemption date for shares of Preferred Stock delivered for redemption in accordance with the terms of this Certificate, then the dividends will cease to accrue.  At such time, all rights of a holder as a holder of Preferred Stock shall terminate, other than the right to receive the redemption price upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements.

SECTION 6.  Voting Rights.

(a)  Holders of Preferred Stock will not have any voting rights except as from time to time required under the General Corporation Law of the State of Delaware and as set forth in this Section 6 and Section 14 hereto.  The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share, determined on an aggregate conversion basis, being rounded to the nearest whole share) and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and, except as provided in this Section 6 and Section 14 hereto, shall be entitled to vote, together with holders of shares of Common Stock, as a single class with respect to any question or matter upon which holders of shares of Common Stock have the right to vote.

(b)  If and whenever six full quarterly dividends, whether or not consecutive, payable on the Preferred Stock are not paid, the number of directors constituting the Board of Directors will be increased by two and the holders of Preferred Stock, voting together as a single class, will be entitled to elect those additional directors.  In the event of such a non-payment, any holder of Preferred Stock may request that the Company call a special meeting of the holders of Preferred Stock for the purpose of electing the additional directors, and the Company must call such meeting within twenty (20) days of request.  If the Company fails to call such a meeting upon request, then any holder of Preferred Stock can call such a meeting.  If all accumulated dividends on the Preferred Stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of members of the Board of Directors will, without further action, be reduced by two.  The voting rights provided in this Section 6(b) represent the sole remedy available to the holders of Preferred Stock for the Company’s failure to pay dividends on Preferred Stock.

(c)  In any case where the holders of Preferred Stock are entitled to vote as a class under this Section 6 or Section 14 hereto, each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock owned by such holder.

SECTION 7.  Conversion Rights.

(a)  Each share of Preferred Stock shall be convertible at the option of the holder thereof, unless previously redeemed, into fully paid and nonassessable shares of Common Stock at an initial conversion price of $65.07 per share, adjusted as described below in Section 8 (the “Conversion Price”).  The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock (the “Conversion Rate”) will be initially 0.24204, which represents the Liquidation Preference divided by the initial Conversion Price.  The Conversion Rate will be adjusted as a result of any adjustment to the Conversion Price.

(b)  A holder of shares of Preferred Stock may convert any or all of those shares by surrendering to the Company at its principal office or at the office of the Registrar, as may be designated by the Board of Directors, the certificate or certificates for those shares of Preferred Stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with this Section 7 and specifying the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  In case the notice specifies a name or names other than that of the holder, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names.  Other than those taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.  As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Company’s satisfaction that those taxes have been paid, the Company will deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder, or the holder’s transferee, of shares of Preferred Stock being converted will be entitled and (ii) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted.  Such conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of Common Stock and accrued and unpaid dividends with respect to the shares of Preferred Stock being converted, and the person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at such time.  If any conversion under this Section 7 would result in the issuance of a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the holder the value of such fractional share.

(c)  If a holder of shares of Preferred Stock exercises such holder’s conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion.  Holders of shares of Preferred Stock who convert their shares into Common Stock will not be entitled to, nor will the Conversion Price or Conversion Rate be adjusted for, any accrued and unpaid or accumulated dividends.  Notwithstanding the prior sentence, if shares of Preferred Stock are converted into Common Stock during the period between the close of business on any Dividend Record Date and the opening of business on the corresponding Dividend Payment Date, holders of such shares of Preferred Stock at the close of business on the Dividend Record Date will receive dividends declared and payable on such shares, if any, on such Dividend Payment Date.  Such shares of Preferred Stock surrendered for conversion must be accompanied by funds equal to the dividend declared and payable on such shares, if any, on such Dividend Payment Date.

(d)  In case any shares of Preferred Stock are to be redeemed, the right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption, unless the Company shall default in the payment of the redemption price of those shares.

(e)  The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient if necessary to permit the conversion of all Outstanding shares of Preferred Stock.  Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.  All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.  The Company shall use its reasonable best efforts to maintain at all times until the date on which no Preferred Stock is Outstanding the listing and trading of the Common Stock and Preferred Stock on a United States national securities exchange.

(f)  Conversion at Our Option Under Certain Circumstances.  If fewer than 5% of the aggregate number of shares of Preferred Stock issued on the Issue Date remain outstanding, the Company may, at any time on or after the third anniversary of the Issue Date at its option, cause all, but not less than all, of such Preferred Stock to be automatically converted (a “Company Conversion”) into that number of shares of Common Stock equal to the Liquidation Preference thereof plus all accrued and unpaid or accumulated dividends divided by the lesser of (i) the Conversion Price, and (ii) the Market Price of the Common Stock.  The Company will notify each of the holders of Preferred Stock by mail of such a Company Conversion.  Such notice shall specify the date of such Company Conversion which will not be less than 30 days nor more than 60 days after the date of such notice.

SECTION 8.  Adjustments to the Conversion Price.

(a)  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)  Stock Splits and Combinations.  In case the Company shall, at any time or from time to time after the Issue Date, (A) subdivide or split the outstanding shares of Common Stock, (B) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (C) issue by reclassification of the shares of Common Stock any shares of Capital Stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to that event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of that event or the record date therefor, whichever is earlier.

(ii)  Stock Dividends in Common Stock.  In case the Company shall, at any time or from time to time after the Issue Date, pay a dividend or make a distribution in shares of Common Stock to all of the holders of the Common Stock other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 8(a)(i) above, the Conversion Price shall be adjusted by multiplying (A) the Conversion Price immediately prior to the record date fixed for determination of stockholders entitled to receive the dividend or distribution, by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on that record date and the denominator of which shall be the sum of that number of shares and the total number of shares of Common Stock issued in that dividend or distribution.

(iii)  Fundamental Changes.  In case any transaction or event (including, without limitation, any merger, consolidation, combination, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged or acquired for or constitute the right to receive stock, other securities, cash, property or assets (each, a “Fundamental Change”), the holder of each share of Preferred Stock Outstanding immediately prior to the occurrence of such Fundamental Change that remains Outstanding after such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of funds legally available, to the extent required by applicable law) the kind and amount of stock, other securities, cash, property or assets that such holder would have received if that share had been converted immediately prior to the Fundamental Change.

(b)  Anything in paragraph (a) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least l%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect.  In the event that, at any time as a result of the provisions of this Section 8, the holders of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 8.

(c)  There shall be no adjustment of the Conversion Price in the case of the issuance of any Capital Stock of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 8.

(d)  The Company may, from time to time, reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days or any longer period required by law and if the reduction is irrevocable during the period, but the Conversion Price may not be less than the par value of Common Stock.

(e)  In any case in which this Section 8 requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of that event (a) issuing to the holder of Preferred Stock converted after that record date and before the occurrence of that event the additional shares of Common Stock issuable upon that conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of Common Stock.

(f)  The Company shall, as soon as practicable following the occurrence of an event that requires an adjustment in the Conversion Price, provide written notice to the holders of Preferred Stock of the occurrence of that event.  The Company shall deliver a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(g)  If the Company shall declare a dividend or any distribution of cash, securities or other property in respect of its Common Stock (other than (x) a dividend pursuant to Section 3(a) above, (y) a quarterly dividend on shares of its Common Stock or (z) any event that requires an adjustment in the Conversion Price), including without limitation any granting of rights or warrants to subscribe for or purchase any Capital Stock of the Company or any Subsidiary, then the Company shall deliver to each holder of Preferred Stock a written notice setting forth in reasonable detail the material terms of such dividend or distribution, at least twenty (20) days prior to the applicable record date on which a person would need to hold Common Stock in order to participate in such dividend or distribution.

(h)  The Company’s obligations under the Certificate are subject to applicable federal and state securities laws.

(i)  The Board of Directors shall have the power to resolve any ambiguity or, subject to applicable law, correct any error in this Section 8 and its action in so doing shall be final and conclusive.

SECTION 9.  Payment Restrictions.  If the Company does not pay a dividend on a Dividend Payment Date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment:

(a)  the Company may not take any of the following actions with respect to any of its Junior Stock:  (i) declare or pay any dividend or make any distribution of assets on any Junior Stock, except that the Company may pay dividends in shares of its Junior Stock and pay cash in lieu of fractional shares in connection with any such dividends or (ii) redeem, purchase or otherwise acquire any Junior Stock, except that (x) the Company may redeem, repurchase or otherwise acquire Junior Stock upon conversion or exchange of such Junior Stock for other Junior Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange and (y) the Company may make (A) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof (B) and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock issued, granted or awarded to one of the Company’s directors, officers or employees to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of the Company;

(b)  the Company may not take any of the following actions with respect to any of its Parity Stock:  (i) declare or pay any dividend or make any distribution of assets on any of its Parity Stock, except that the Company may pay dividends on Parity Stock provided that the total funds to be paid be divided among the Preferred Stock and such Parity Stock on a pro rata basis in proportion to the aggregate amount of dividends accrued and unpaid or accumulated thereon; or (ii) redeem, purchase or otherwise acquire any Parity Stock, except that the Company may redeem, purchase or otherwise acquire Parity Stock upon conversion or exchange of such Parity Stock for Junior Stock or other Parity Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange, so long as, in the case of such other Parity Stock, (x) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, antidilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Company or to the holders of Preferred Stock than those contained in the Parity Stock that is converted into or exchanged for such other Parity Stock, (y) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid or accumulated dividends, of the Parity Stock that is converted into or exchanged for such other Parity Stock and (z) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the Parity Stock that is converted into or exchanged for such other Parity Stock.

SECTION 10.  Certain Definitions.  As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Agent Members” has the meaning set forth in Section 12(b).

“Business Day” means any day other than a Saturday, Sunday, or U.S. Federal or national holiday or day on which the Registrar is not open for business.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Conversion Agent” has the meaning set forth in Section 15(a)(ii).

“Conversion Price” has the meaning set forth in Section 7(a).

“Depository” has the meaning set forth in Section 12(a).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Payment Record Date” has the meaning set forth in Section 12(a).

“Dividend Period” for any Dividend Payment Date means the period from and including the immediately preceding Dividend Payment Date (or if there is no immediately preceding Dividend Payment Date, from the Issue Date) to but excluding such Dividend Payment Date.

“DTC” means The Depository Trust Company.

“Fundamental Change” has the meaning set forth in Section 8(a)(iii).

“Global Preferred Certificate” has the meaning set forth in Section 12(a).

“Global Shares Legend” has the meaning set forth in Section 12(a).

“holder” or other similar terms mean a person in whose name a share of Preferred Stock is registered on the Preferred Stock register.

“Issue Date” means the date of effectiveness of the Merger.

“Junior Stock” means the Common Stock and each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank junior to the Preferred Stock as to the payment of dividends or distributions upon liquidation, dissolution or winding-up.  Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

“Liquidation Preference” means US$15.75 per share of the Preferred Stock.

“Market Price” means the average of the Sale Prices of the Common Stock for the ten (10) Trading Day period ending on the third Business Day prior to the date of Company Conversion (if the third Business Day prior to such date is a Trading Day or, if not, then on the last Trading Day prior to the third Business Day).

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, a Treasurer, an Assistant Treasurer, the Secretary, or any Assistant Secretary.

“Outstanding” means, when used with respect to Preferred Stock, as of the date of determination, all shares of Preferred Stock issued pursuant to this Certificate, except (a) Preferred Stock that has been converted into Common Stock in accordance with Section 7 and Preferred Stock that has been canceled by the Registrar or delivered to the Registrar for cancellation upon purchase or other acquisition thereof by the Company; and (b) Preferred Stock for which payment or redemption money in the necessary amount has been deposited with the Registrar or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Preferred Stock; provided that, if such Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate or provision therefor satisfactory to the Registrar has been made; provided, however, that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Company or any of its Subsidiaries shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank on a parity with the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up and dissolution.  Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

“Paying Agent” has the meaning set forth in Section 15(a)(i).

“Redemption Notice” has the meaning set forth in Section 5(a).

“Registrar” means Computershare Trust Company, N.A., as the Company’s initial registrar, and thereafter, any successor registrar and Registrar duly appointed by the Company.

“Sale Price” of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported in composite transactions for the principal United States national securities exchange on which the Common Stock is then listed and traded.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock with respect to the payment of dividends and distributions upon liquidation, winding-up or dissolution.  Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

“Subsidiary” means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

“Trading Day” means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation.

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

SECTION 11.  Currency.  All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency.  All references herein to “$” or “dollars” refer to U.S. currency.

SECTION 12.  Form.

(a)  The Preferred Stock shall be issued in the form of one or more permanent global certificates in definitive, fully registered form with the global legend (the “Global Shares Legend”) set forth on the form attached hereto as Exhibit A (the “Global Preferred Certificate”), which is hereby incorporated in and expressly made a part of this Certificate.  The Global Preferred Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  The Global Preferred Certificate shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or its nominee and their respective successors (the “Depository”), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depository or its nominee as hereinafter provided.

(b)  This paragraph shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depository.  The Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Certificates that (i) shall be registered in the name of Cede & Co. or another nominee of the Depository and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depository pursuant to an agreement between the Depository and the Registrar.  Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Certificate held on their behalf by the Depository or by the Registrar as the custodian of the Depository or under such Global Preferred Certificate, and the Depository may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the ab-

solute owner of such Global Preferred Certificate for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Certificate.  Except as provided in Section 12(d), owners of beneficial interests in a Global Preferred Certificate will not be entitled to receive physical delivery of certificated Preferred Stock.

(c)  (i)  Two Officers shall sign the Global Preferred Certificate for the Company by manual or facsimile signature.

(ii)  If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigns the Global Preferred Certificate, the Global Preferred Certificate shall be valid nevertheless.

(iii)  A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar countersigns such Global Preferred Certificate.  The signature shall be conclusive evidence that the Global Preferred Certificate has been authenticated.  Each Global Preferred Certificate shall be dated the date of its authentication.

(d)  The Preferred Stock represented by a Global Preferred Certificate is exchangeable for certificated Preferred Stock in definitive form of like tenor as such Preferred Stock if (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for the global securities and/or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days after the date of such notice or (ii) the Company, in its sole discretion at any time determines to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).  Any Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Preferred Stock issuable in authorized denominations and registered in such names as the Depository shall direct.  Subject to the foregoing and applicable law, a Global Preferred Certificate is not exchangeable, except for a Global Preferred Certificate of the same aggregate Liquidation Preferences to be registered in the name of the Depository or its nominee.

SECTION 13.  Transfer.  Notwithstanding any provision to the contrary herein, so long as a Global Preferred Certificate remains Outstanding and is held by or on behalf of the Depository, transfers of a Global Preferred Certificate, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 13.

(a)  Except for transfers or exchanges made in accordance with paragraph (b) of this Section 13, transfers of a Global Preferred Certificate shall be limited to transfers of such Global Preferred Certificate in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(b)  If an owner of a beneficial interest in a Global Preferred Certificate deposited with the Depository or with the Registrar as custodian for the Depository wishes at any time to transfer its interest in such Global Preferred Certificate to a person who is eligible to take delivery thereof in the form of a beneficial interest in a Global Preferred Certificate, such owner may, subject to the rules and procedures of the Depository, cause the exchange of such interest for a new beneficial interest in the applicable Global Preferred Certificate.  Upon receipt by the Registrar at its office in The City of New York of instructions from the holder directing the Registrar to transfer its interest in the applicable Global Preferred Certificate, such instructions to contain the name of the transferee and appropriate account information, then the Registrar shall instruct the Depository to reduce or cause to be reduced such Global Preferred Certificate by the number of shares of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the person making such transfer the beneficial interest in the Global Preferred Certificate that is being transferred, and concurrently with such reduction and debit, the Registrar will instruct the Depository to increase or cause to be increased the applicable Global Preferred Certificate by the aggregate number of shares being exchanged and to credit or cause to be credited to the account of the transferee the beneficial interest in the Global Preferred Certificate that is being transferred.

SECTION 14.  Amendment of Certificate of Designations; Senior Stock and Parity Stock.

(a)  The Company may not amend this Certificate without the affirmative vote or consent of the holders of a majority of the shares of Preferred Stock then Outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Preferred Stock), voting as a class, and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate may not be waived without the consent of such holders, voting as a class.  Notwithstanding the foregoing, however, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of the Preferred Stock held by a non-consenting holder):  (i) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of the Preferred Stock whose holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the Preferred Stock or materially adversely alter the provisions with respect to the redemption of the Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Preferred Stock, (iv) waive a default in the payment of dividends on the Preferred Stock, (v) make any share of the Preferred Stock payable in money other than United States dollars, (vi) make any changes in the provisions of this Certificate relating to waivers of the rights of holders to receive the Liquidation Preference or dividends on the Preferred Stock, or (vii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, the Company may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Preferred Stock in addition to or in place of certificated shares of the Preferred Stock, to make any change that would provide any additional rights or benefits to the holders or to make any change that the Board of Directors determines, in good faith, is not materially adverse to holders of the Preferred Stock.

(b)  So long as any shares of the Preferred Stock remain Outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Preferred Stock Outstanding at the time, voting as a class, (i) issue shares of or increase the authorized number of shares of any Senior Stock or Parity Stock or (ii) amend the Company’s Certificate of Incorporation or the resolutions contained in this Certificate, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the Outstanding Preferred Stock in any manner materially adverse to the interests of the holders thereof.  Notwithstanding the foregoing, neither (x) an increase in the authorized number of shares of Common Stock or the authorization and issuance of Junior Stock, including that with voting or redemption rights that are different from the voting or redemption rights of the Preferred Stock, nor (y) an increase, decrease or change in the par value of any class or series of Capital Stock, including the Preferred Stock, shall be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of Preferred Stock.

SECTION 15.  Paying Agent and Conversion Agent.

(a)  The Company shall maintain in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate, (i) an office or agency where payments may be made with respect to the Preferred Stock (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”).  The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine.  The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent.  The Company may change any Paying Agent or Conversion Agent without prior notice to any holder.  The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company.  If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such.  The Company or any of its affiliates may act as Paying Agent, Registrar, co-Registrar or Conversion Agent.

(b)  Neither the Company nor the Registrar shall be required (i) to issue, countersign or register the transfer of or exchange of any Preferred Stock during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of Preferred Stock under Section 5 and ending at the close of busi-

ness on the date of such mailing or (ii) to register the transfer of or exchange of any Preferred Stock so selected for redemption in whole or in part, except the unredeemed portion of any Preferred Stock being redeemed in part.

(c)  Payments made with respect to the Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate.  Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Paying Agent or Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Company, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Preferred Stock register.

(d)  Any payment, redemption, conversion or exchange with respect to the Preferred Stock due on any date that is not a Business Day need not be made on such Business Day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

SECTION 16.  General.

(a)  The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(b)  Procedures for conversion of shares of Preferred Stock, in accordance with Section 7, not held in certificated form will be governed by arrangements among the depositary of the shares of Preferred Stock, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates.  Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(c)  Holders of the Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(d)  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(e)  Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the holders of such shares shall look only to the general funds of the Company for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Company from time to time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by   Robert G. Adams, President of the Company, as of this 31st day of October, 2007.

NATIONAL HEALTHCARE CORPORATION
By: /s/ Robert G. Adams Name: Robert G. Adams Title: President

EXHIBIT A

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO ON THE REVERSE HEREOF.

Number: [ ]	[ ] Shares

CUSIP NO.:  [         ]

ISIN:  [           ]

SERIES A CONVERTIBLE PREFERRED STOCK
OF
NATIONAL HEALTHCARE CORPORATION

NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (the “Company”), hereby certifies that [HOLDER] (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Company designated as the Series A Convertible Preferred Stock, par value $0.01 per share and liquidation preference $15.75 per share (the “Preferred Stock”).  The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Company dated October 31, 2007, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations.  The Company will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth in this certificate.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.  Unless the Registrar’s valid countersignature appears hereon, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this Preferred Stock certificate as of the date set forth below.

NATIONAL HEALTHCARE CORPORATION
By: ___________________________________ Name: Title:
By: ___________________________________ Name: Title:
Dated: __________________________________
COUNTERSIGNED AND REGISTERED
, as Registrar
By: _____________________________________
Authorized Signatory
Dated: __________________________________

REVERSE OF SECURITY

NATIONAL HEALTHCARE CORPORATION

Series A Convertible Preferred Stock

Dividends on each share of Preferred Stock shall be payable in cash at the rate of $0.80 per annum.

The shares of Preferred Stock shall be redeemable as provided in the Certificate of Designations.  The shares of Preferred Stock shall be convertible into the Company’s common stock in the manner and according to the terms set forth in the Certificate of Designations.  The Company shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of the Company’s Capital Stock or any series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the transfer agent and Registrar. The agent may substitute another to act for him or her.

Date: ____________________________________________________________________________________________________________________________________________________________________________

Signature: ________________________________________________________________________________________________________________________________________________________________________
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*
Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder
in Order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [                 ] shares of Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of common stock, par value $0.01 per share (“Common Stock”), of National HealthCare Corporation (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates.  No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  A copy of each stock certificate representing the shares to be converted is attached hereto (or evidence of loss, theft or destruction thereof).*

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion: ______________________________________________________________________________________________________________________________________________________________________

Applicable Conversion Price:__________________________________________________________________________________________________________________________________________________________

Number of shares of Preferred Stock to be Converted:________________________________________________________________________________________________________________________________________

Number of shares of Common Stock to be Issued:___________________________________________________________________________________________________________________________________________

Signature:_________________________________________________________________________________________________________________________________________________________________________
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*
Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Name:

Address:**

Fax No.:

*
The Company is not required to issue shares of Common Stock to a person holding Preferred Stock until evidence of the book-entry transfer of, or physical delivery of the stock certificates representing such Preferred Stock to be converted (or evidence of loss, theft or destruction thereof) are received by the Company or its Registrar.

**	Address where certificated shares of Common Stock, if any, and any other payments or certificates shall be sent by the Company.

Global Share Schedule:  (include if Security is issued as a global certificate)

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of Preferred Stock represented by this Global Preferred Certificate shall be [            ].  The following exchanges of a part of this Global Preferred Certificate have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Certificate	Amount of increase in number of shares represented by this Global Preferred Certificate	Number of shares represented by this Global Preferred Certificate following such decrease or increase	Signature of authorized officer of Registrar